Exhibit 4.1(a)

                AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT

                                 April 29, 2004

         Reference is made to that certain Securities Purchase Agreement dated March 15, 2004 by and between Global Payment Technologies, Inc., a Delaware corporation (the "Borrower") and LAURUS MASTER FUND, LTD., c/o Ironshore Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands (the "Laurus"") (the "Securities Purchase Agreement") pursuant to which, among other things, the Borrower issued a note in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Note") to Laurus. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Securities Purchase Agreement.

         WHEREAS, the Borrower and Laurus have agreed to amend the Securities Purchase Agreement and each of the Borrower and Laurus desires to make certain changes to the Securities Purchase Agreement to address the comments made by the National Association of Securities Dealer Automated Quotation System market where the common stock of the Borrower is listed for trading.

         NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Section 10.2 of the Securities Purchase Agreement is hereby deleted in its entirety and the insert the following paragraph inserted in its stead:

              "10.2 Maximum Conversion. Notwithstanding anything contained herein to the contrary, the Purchaser shall not be entitled to convert pursuant to the terms of the Note an amount that would (a) be convertible into that number of shares of Common Stock which, when added to the number of shares of Common Stock otherwise beneficially owned by such Purchaser including those issuable upon exercise of warrants held by such Purchaser would exceed 4.99% of the outstanding shares of Common Stock of the Company at the time of conversion or (b) (ii) exceed twenty five percent (25%) of the aggregate dollar trading volume of the Common Stock for the ten (10) day trading period immediately preceding delivery of a Notice of Conversion to the Company. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The conversion limitation described in this Section 10.2 shall automatically become null and void without any notice to Company upon the occurrence and during the continuance beyond any applicable grace period of an Event of Default, or upon 75 days prior notice to the Company, except that at no time shall the beneficial ownership exceed 19.99% of the borrower's common stock. Notwithstanding anything contained herein to the contrary, the number of

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                                                                  Exhibit 4.1(a)

     shares of Common Stock issuable by the Company and acquirable by the Purchaser at a price below $4.06 per share pursuant to the terms of the Secured Convertible Term Note, any convertible note issued by the Company to the Purchaser, and/or Warrants issued by the Company to the Purchaser pursuant to this Securities Purchase Agreement (the "March Transaction Documents"), shall not exceed an aggregate of 1,110,000 shares of the Company's Common Stock, (subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock) (the "Maximum Common Stock Issuance"), unless the issuance of shares hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Company's shareholders. If at any point in time and from time to time the number of shares of Common Stock issued pursuant to the terms of the March Transaction Documents, together with the number of shares of Common Stock that would then be issuable by the Company to the Purchaser in the event of a conversion or exercise pursuant to the terms of the March Transaction Documents, would exceed the Maximum Common Stock Issuance but for this Section, the Company shall promptly call a shareholders meeting to solicit shareholder approval for the issuance of the shares of Common Stock hereunder in excess of the Maximum Common Stock Issuance."


     2.   The foregoing amendment shall be effective as of the date hereof.

     3. There are no other amendments to the Securities Purchase Agreement, and all of the other forms, terms and provisions of the Securities Purchase Agreement remain in full force and effect.

     4. The Borrower hereby represents and warrants to Laurus that as of the date hereof all representation, warranties and covenants made by Borrower in connection with the Securities Purchase Agreement are true correct and complete and all of Borrower's covenants requirements have been met.

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                                                                  Exhibit 4.1(a)

         IN WITNESS WHEREOF, each of the Borrower and Laurus has caused this Amendment No. 1 to Securities Purchase Agreement signed in its name effective as of this 29th day of April, 2004.


                                             GLOBAL PAYMENT TECHNOLOGIES, INC.


                                             By:________________________________
                                                  Name:
                                                  Title:



                                             LAURUS MASTER FUND, LTD.


                                             By:______________________________
                                             Name:
                                             Title: